EMPLOYMENT AGREEMENT

This Agreement is made effective as of the 31st day of January, 2007 (the "Effective Date"), by and between BroadWebAsia, Inc., a British Virgin Islands corporation, with its principal place of business located at 9255 Sunset Blvd, Suite 1010, West Hollywood, California 90069 (the "Company"), and James Iacabucci, an individual, residing at 2103 Sunset Plaza Drive, West Hollywood, California 90069 (the "Employee").

WHEREAS, Company has made an offer of employment to the Employee, and the Employee has accepted such offer of employment on the terms and conditions set forth herein; and

WHEREAS, the parties hereto each recognize that, in the course of the Employee’s employment, the Employee has had and will have access to certain information that is confidential and proprietary to the Company, the disclosure of which would cause severe detriment to the Company and/or its affiliates; and

WHEREAS, the parties desire to fix their respective rights and responsibilities as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration receipt of which is specifically acknowledged, the parties hereto hereby agree as follows:

Section 1.

EMPLOYMENT

The Company hereby employs the Employee, and the Employee hereby accepts employment, as Chief Operating Officer of the Company.

Section 2.

THE EMPLOYEE’S DUTIES

a.

The Employee hereby agrees to perform his duties on behalf of the Company faithfully and honestly and to use his reasonable good faith efforts and ability on behalf of the Company to perform the duties of the Employee’s position and perform such duties and services as shall be specified and designated from time to time by the Chief Executive Officer. In performance of his duties, Employee shall report to the Chief Executive Officer.

b.

The Employee’s duties shall include, without limitation, those customarily associated with the position of chief operating officer of an internet investment and operating company.

c.

The Employee agrees that he shall, during the term of this Agreement, faithfully serve the Company as a full-time employee and devote his business time, attention and ability to his duties and responsibilities hereunder; provided, however, that nothing contained herein shall be construed to prohibit or restrict the Employee from serving in various capacities in community, civic, religious or charitable organizations or trade associations or leagues; or attending to passive personal business or investment matters; provided that no such service or activity permitted in this Section 2(c) shall individually or in the aggregate, either materially interfere with the performance by the Employee of his duties hereunder or give rise to any conflict of interest or the appearance of a conflict of interest with either the Company or any of its affiliates.

d.

The Employee agrees to enter into the Employee Confidentiality and Inventions Agreement, a copy of which is attached as Exhibit A (the "Confidentiality and Inventions Agreement").

e.

The Employee agrees to observe and comply with all lawful rules, regulations, policies and practices adopted by the Company and made generally applicable to all of the Company’s employees (or applicable to similarly situated employees), either orally or in writing, both as they now exist and as they may be duly adopted or modified from time to time, provided that in the event of a conflict between this Agreement or its attachments and such rules, regulations, policies, or practices, this Agreement shall govern and supercede the same.

Section 3.

COMPENSATION AND BENEFITS

In consideration for all services rendered by the Employee to the Company and as consideration for the restrictive covenants referred to in Section 7 hereof, Company hereby agrees to pay compensation to the Employee as follows:

a.

During the term of this Agreement, commencing on the Effective Date, the Company shall pay to the Employee, in accordance with the normal payroll practices of the Company, but no less frequently than twice each month, a base salary ("Base Salary") of Ninety Six Thousand Dollars ($96,000) per annum. The Company shall make deductions and withholding from the amount payable to Employee as may be required by federal, state or local law. The Company will endeavor to effectuate direct deposit of Employee’s net pay. The Base Salary will be increased to One Hundred and Fifty Thousand Dollars ($150,000) per annum upon the closing of a round of financing of Five Million Dollars ($5,000,000) or more.

b.

During the term of this Agreement, commencing on the Effective Date, the Employee shall receive three (3) weeks (fifteen (15) business days) of paid vacation each year or such greater vacation, and such sick leave, life insurance, major medical and hospitalization insurance and such other benefits, if any, as may, from time to time, be provided by the Company to its officers, in accordance with the Company’s plans, programs and policies, which the Company may from time to time adopt and/or amend or modify, in each case, to the extent that the Employee is eligible under the terms of such plans, programs and/or policies. Employee acknowledges that he has been advised that the Company’s policy does not provide for carryover of sick days and limits the maximum number of vacation days that may accrue and be carried over to subsequent years.

c.

In addition to the foregoing, promptly following the Effective Date of this Agreement, Employee will be issued three hundred forty five thousand (345,000) shares of the Company’s capital stock (the "Shares"), which will be equal to three percent (3%) of the issued and outstanding shares of the Company’s capital stock immediately following the issuance of such Shares. Such Shares will be subject to a restricted stock agreement substantially in the form of Exhibit B attached hereto, which provides for the vesting of such Shares and gives the Company the right to repurchase unvested Shares for nominal consideration upon the occurrence of certain events.

d.

Within 30 days following the Effective Date of this Agreement, the Company and Employee will negotiate in good faith and establish bonus amounts and the goals or triggers (which may included, a successful capital raise by the Company and both Company and individual performance based objectives) that must be achieved in order to earn such amounts.

Section 4.

EXPENSES

a.

The Company shall reimburse the Employee for reasonable and necessary expenses incurred (i) in the ordinary course of conducting Company’s business and (ii) in accordance with policies established, from time to time, by the Company.

b.

The Employee shall submit expense reports accompanied by receipts or other appropriate substantiation for all items of business expenses for which reimbursement is sought. Expenses for which Employee is entitled to reimbursement as provided herein shall be reimbursed within two (2) weeks of the Employee’s submission as provided above.

Section 5.

DURATION AND TERMINATION

a.

Unless terminated earlier pursuant to Section 5(b) hereof, the Employee’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date (the "Initial Term"). Employee’s employment under this Agreement shall thereafter automatically renew for successive one quarter periods unless and until either party shall have given the other party written notice of its election not to renew the this Agreement at least thirty (30) days prior to any such anniversary date.

b.

Notwithstanding the provisions of Section 5(a) above, the Employee’s employment hereunder shall terminate on the earliest of the following dates:

(1)

The date of death of the Employee;

(2)

Ten (10) days after the date on which the Company shall have given the Employee written notice of the termination of his employment by reason of his physical or mental incapacity or disability on a permanent basis. For purposes of the Agreement the Employee shall be deemed to be physically or mentally incapacitated or disabled on a permanent basis if he is unable to materially and/or substantially perform his duties, with or without reasonable accommodations, hereunder for a period exceeding two (2) consecutive months or for a period of four (4) months in any twelve (12) consecutive month period;

(3)

Immediately upon the date the Company gives the Employee written notice of the termination of his employment for "Cause". For purposes of the Agreement, "Cause" shall mean (i) the conviction of the Employee of a crime involving a sentence of incarceration or of a felony with or without a sentence of incarceration; (ii) the commission of an act by the Employee constituting fraud, embezzlement or other material financial dishonesty against the Company, or of an act of moral turpitude which in the opinion of counsel to the Company would constitute a crime under the laws of the United States or the state of California and which, in case of any of the foregoing, in the good faith judgment of the Company, is likely to cause harm to the business of the Company, taken as a whole; (iii) the repeated refusal or failure by the Employee to use his reasonable and diligent efforts to follow the lawful and reasonable directives (in light of the terms of the Agreement) of the Chief Executive Officer or Board of Directors with respect to a matter or matters within the control of the Employee; (iv) Employee’s willful or gross neglect in carrying out his material duties and responsibilities under the Agreement; or (v) material breach by the Employee of any of the Restrictive Covenants as provided in Section 7 hereof;

(4)

Thirty (30) days after the date on which the Company shall have given the Employee written notice of the termination of his employment for reasons other than death, disability or for Cause; and/or

(5)

Thirty (30) days after the date on which the Employee shall have given the Company written notice of the termination of his employment.

Section 6.

PAYMENTS AND OTHER RIGHTS UPON TERMINATION

a.

Termination of Employment for Cause or by Employee. If the Company terminates the Employee’s employment for Cause pursuant Section 5(b)(3) or if the Employee terminates his employment for any reason, the Employee shall be entitled only to the Base Salary through the date of the Employee’s termination for "Cause" pursuant to Section 5(b)(3) hereof and accrued vacation and other employment benefits through the date of termination of his employment and any other benefits legally required to be paid to the Employee. The Company shall retain all other rights and remedies provided at law or in equity as a result of such termination of employment.

c.

Termination of Employment by the Company for Reasons Other Than Cause. If, during the term of this Agreement, Employee’s employment is terminated due to death or disability pursuant to Sections 5(b)(1) or (2) hereof, or if the Company terminates the Employee’s employment pursuant to Section 5(b)(4) above, Employee (or in the event of death, his estate or beneficiaries) shall be entitled to receive, and the Company shall pay (a) the Base Salary earned through the date of the Employee’s termination and accrued vacation and other employment benefits through the date of termination of employment and (b) at the times and in accordance with the Company’s normal payroll practices, severance pay computed on the basis of Employee’s then existing Base Salary, for a period of six (6) months following such termination (the "Severance Pay Period"). There shall be no severance pay under any other circumstances. In addition, under such circumstances as severance pay would be payable, during the Severance Pay Period, Company shall continue for the Employee, at the Company’s expense, all major medical, hospitalization and health benefits, if any, covering the Employee immediately prior to his employment termination during the Severance Pay Period, or if earlier, until the date that the Employee commences other employment pursuant to which the Employee receives comparable major medical, hospitalization and health benefits.

Section 7.

RESTRICTIVE COVENANTS

a.

The Employee agrees to enter into the Confidentiality and Inventions Agreement. The Employee expressly covenants and agrees that both while employed and for the six (6) month period following the date of termination of the Agreement (the "Termination Date"), the Employee shall not in any way, directly or indirectly, on the Employee’s own behalf or on behalf of any other person, partnership, firm, company, corporation or other entity, divert, take away, or attempt to take away or divert from the Company any person, partnership, firm, company, corporation or other entity (or their business or patronage) that is as of the Termination Date a customer or business partner of the Company or has been a customer or business partner of the Company or any affiliated companies within one (1) year prior to the Termination Date.

b.

The parties hereby agree that, if the scope or enforceability of the covenants set forth in this Section 7 of the Agreement is in any way disputed at any time, and a court or other trier of law and/or fact determines that any such covenant is inequitably broad, or otherwise is unenforceably restrictive, then such court or other trier of fact shall modify the obligations of Employee under the restrictive covenant to the broadest restrictive obligations which are enforceable and shall enforce the covenant to the extent legally permissible under the circumstances existing at the time rather than eliminating any such restrictive obligations entirely. Should a court or other trier of law and/or fact equitably adjust the restrictive obligations contained in the Agreement, the remainder of the Agreement shall remain in full force and effect. Employee further acknowledges that in the event his employment with Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions, in part because of the economic benefits he received under the terms of this Agreement, and that the restrictions herein contained are a material inducement to the Company to hire Employee and provide him with the economic benefits hereunder, many of which, including the severance pay, are not generally available to other employees of the Company.

c.

Employee acknowledges that Employee’s compliance with this Section 7 of the Agreement is necessary to protect the business and goodwill of Company and/or its affiliates (which Employee acknowledges will impact on Company) and that a breach of any provision of this Section 7 will irreparably and continually damage the Company, for which money damages may not be adequate. Consequently, Employee agrees that, in the event that he breaches or threatens to breach any of these covenants, in addition to other rights and remedies existing in its favor, including, without limitation, money damages, Company shall be entitled to injunctive and other equitable relief, including, without limitation, specific performance, in order to enforce or prevent any violation of the provisions thereof.

Section 8.

GOVERNING LAW, DISPUTE RESOLUTION

THE PROVISIONS OF THER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. Any controversy or dispute between any of the parties to the Agreement arising out of any of the terms, provisions, or conditions of the Agreement shall be submitted to arbitration in Los Angeles, California, or another location agreed to by the parties. The arbitration shall be heard before a retired Judge of the Los Angeles Superior Court, or from other judicial jurisdiction agreed to by the parties or an attorney. The arbitration shall be held before a single arbitrator and shall be binding with no right of appeal. In the event that either party initiates arbitration pursuant to the section, each party shall pay one-half of the fees and costs of the arbitration. The prevailing party shall have the right, at the discretion of the arbitrator, to recover its share of the arbitration fees and costs. The arbitration shall be conducted pursuant to the Judicial Arbitration Rules of Court, California Rules of Court, Rule 1600, et seq. The parties shall agree to the appointment of the arbitrator within ten business days after the request for arbitration is received. If the parties are unable to agree, either party may seek the appointment of an arbitrator from the Los Angeles Superior Court. The parties shall be entitled to reasonable discovery, including the production of documents and other items as contemplated by Calif. CCP §1283.05; provided, that the arbitrator may limit discovery in connection with a dispute as appropriate to achieve the prompt and efficient disposition of the dispute while giving full regard to the legitimate needs of the parties for discovery; provided, however, that in no event shall such discovery process exceed a period of 60 days, unless the arbitrator extends such period for good cause. The decision of the arbitrator may be entered for judgment in any appropriate court in Los Angeles County, California.

Section 9.

ENTIRE AGREEMENT

The Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. The Agreement sets forth the entire agreement between the parties hereto. It may not be changed, altered, modified or amended except in a writing signed by both parties.

Section 10.

NON-WAIVER

The failure or refusal of either party to insist upon the strict performance of any provision of the Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right.

Section 11.

ASSIGNMENT/NON-ASSIGNMENT

Company may assign the Agreement and any rights hereunder to any parent, subsidiary or affiliate, whereupon such parent, subsidiary or affiliate shall have all the rights, duties and obligations of Company hereunder.

Any other transfer or assignment of the Agreement and/or rights hereunder shall be subject to Employee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Employee shall have no right to assign any of the rights, nor to delegate any of the duties, created by the Agreement, and any assignment or attempted assignment of the Employee’s rights, and any delegation or attempted delegation of the Employee’s duties, shall be null and void. In all other respects, the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, officers and directors.

Section 12.

SEVERABILITY

If any paragraph, term or provision of the Agreement shall be held or determined to be unenforceable, the balance of the Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.

Section 13.

NOTICE

All notices hereunder shall be in writing. Notices may be delivered personally, or by certified mail return receipt requested, postage prepaid, to the addresses set forth on the first page hereof. Either party may designate a new address for purposes of the Agreement by notice to the other party in accordance with the paragraph.

IN WITNESS WHEREOF, the parties have set their signatures hereto as of the Effective Date.

BROADWEBASIA, INC.

By:/s/
Its:

/s/James Iacabucci
JAMES IACABUCCI